Exhibit 99.1

ZAGG Announces Two New Directors to Company’s Board

SALT LAKE CITY – July 10, 2012 — ZAGG Inc. (NASDAQ: ZAGG), a leading mobile device accessories and technology company, announced today the appointment of two distinguished business leaders to its Board of Directors: Dan Maurer, Senior Vice President and General Manager, Consumer Group, at Intuit Inc., and Todd Heiner, Founder and Chief Executive Officer of Express Locations LLC.

“We are pleased to welcome Mr. Maurer and Mr. Heiner to our board,” ZAGG CEO, Chairman and Founder Robert G. Pedersen II said. “Today’s announcement is another step which strengthens ZAGG’s very strong leadership teams as we further develop and mature as a public company. We look forward to drawing on the expertise and leadership that these individuals have acquired from their years of experience at recognized global consumer–facing companies.”

Dan Maurer is joining the Board as an Independent Director. Mr. Maurer has extensive global consumer retail sales and marketing experience with over 20 years in executive management at Procter & Gamble. As General Manager of Global Customer Development at Procter & Gamble’s headquarters, he was tasked with building an effective marketing strategy to achieve a competitive advantage with P&G’s largest global customers, including Walmart, Costco, Ahold, Tesco, and Carrefour, who collectively represented over $360 billion in annual sales. Subsequent to his tenure at Procter & Gamble, Mr. Maurer was Vice President of strategy for Global Sales and US Business at Campbell’s Soup. In his current role at Intuit, he oversees the TurboTax®, Mint, and Quicken brands, and has grown revenue from $600 million to over $1.4 billion. He has previous experience serving on the board of Iomega Corporation which was acquired by EMC Corporation in 2008.

"I am very pleased to join the continuing members of the ZAGG Board and add the benefit of my experience to help guide the company as it pursues its objectives of targeted global distribution and becoming the preferred brand in the mobile device accessories market," said Mr. Maurer. "I believe ZAGG is uniquely positioned to leverage its strong market leadership position globally, and I am looking forward to helping the company realize its great potential."

Todd Heiner is joining the Board as an Independent Director and as a member of the Audit Committee. Mr. Heiner is a results orientated leader with over 25 years of strategic and operational management experience in the telecommunications and wireless industries, particularly in building national wireless retail markets.  Express Locations LLC was founded in 2006 and is the second largest T-Mobile Premier Retail partner in the United States. Prior to founding Express Locations LLC, Mr. Heiner was Vice President of Sales for Western Wireless where his efforts to revitalize the organization resulted in record setting customer growth.  Western Wireless was sold to Alltel Wireless for $6.6 billion in September 2005. As an original member of the Pacific Northwest Cellular, Western Wireless and VoiceStream Wireless leadership teams, Mr. Heiner’s leadership and skills helped the company grow from a rural carrier into a national presence. At VoiceStream Wireless, he lead the sales and distribution teams of over 3,500 employees and 700 company-owned retail stores covering an area of over 200 million people in the United States.  VoiceStream Wireless was sold to Deutsche Telekom in June 2001 for $30 billion.  The company was rebranded T-Mobile USA.

“I am thrilled with the invitation to join the board and to work closely with the leadership team at ZAGG,” said Mr. Heiner.  “I believe my extensive experience in the wireless retail industry will help identify additional areas of opportunity for ZAGG as the company introduces more creative product solutions that serve the needs of both the domestic and global markets.”

The company and the ZAGG Board of Directors thank departing Board member Shu Ueyama, President of Ueyama and Associates, Inc., for his service. Mr. Ueyama served on the ZAGG Board of Directors since 2009, and was a member of the Nominating and Governance Committee, the Compensation and Stock Option Committee, and the Audit Committee. Mr. Heiner will replace Mr. Ueyama as a member of the Audit Committee, and the Company will look to fill the remaining Committee positions at the next board meeting.

For more information about ZAGG and its product offerings, visit ZAGG.com.

About ZAGG Inc:

ZAGG Inc, based in Salt Lake City, UT, with offices in Logan, UT and Shannon, Ireland, prides itself on offering premium quality and superior service. ZAGG is a market leader in innovative mobile device accessories that protect, personalize, and enhance the mobile experience. The company designs, produces, and distributes branded screen protection under the invisibleSHIELD® brand, keyboards, keyboard cases, earbuds, mobile power solutions and device cleaning accessories under the family of ZAGG® brands. In addition, the company designs, produces and distributes cases, earbuds and headphones under the iFrogz™ brands in the value-priced lifestyle sector. The company's products are sold worldwide in leading consumer and electronics retailers, wireless retailers and their affiliates, and through the ZAGG website. For more information, visit ZAGG.com

Investor Relations:

Genesis Select Corp.
Kim Rogers-Carrete, 949-429-7408
krogersc@genesisselect.com

Media:

Lane PR
Amber Roberts, 212-302-5964
Amber@lanepr.com

Company:

ZAGG Inc.
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com

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